EXHIBIT 99.(a)(1)(viii)
This announcement is not an offer to purchase nor a solicitation of an offer to sell Preferred Shares (as defined below). The Offer (as defined below) is made only by the Offer to Repurchase dated July 13, 2009 and the related Letter of Transmittal, which are being mailed to stockholders. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund (as defined below) by one or more registered brokers or dealers licensed under that jurisdiction’s laws.
Notice of Offer to Repurchase for Portfolio Securities
by
THE MEXICO EQUITY AND INCOME FUND, INC.
Up to 100% of its issued and outstanding shares of preferred stock at 99% of the net asset value per Preferred Share.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON AUGUST 14, 2009, UNLESS THE OFFER IS
EXTENDED.
The Mexico Equity and Income Fund, Inc. (the “Fund”), a Maryland corporation, is offering to all holders of preferred stock, par value $0.001 per share (“Preferred Shares”), of the Fund to repurchase their Preferred Shares for the Fund’s portfolio securities, upon the terms and subject to the conditions set forth in the Offer to Repurchase dated July 13, 2009 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), up to 100% of its issued and outstanding shares of Preferred Shares. The repurchase price will be equal to 99% of the net asset value (the “NAV”) per Preferred Share determined as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on August 14, 2009, or as the same date of any extension of the Expiration Date (as defined below). The Offer will expire at 5:00 P.M., New York City time on August 14, 2009, or such later date to which the Offer is extended (the “Expiration Date”). An extension would be communicated by issuance of a press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The NAV as of the close of regular trading on the NYSE on July 10, 2009, was $6.37 per Preferred Share.
NONE OF THE FUND, ITS BOARD OF DIRECTORS NOR THE FUND’S INVESTMENT ADVISER IS MAKING ANY RECOMMENDATION TO TENDER OR NOT TENDER PREFERRED SHARES IN THE OFFER. EACH PREFERRED

STOCKHOLDER MUST MAKE SUCH PREFERRED STOCKHOLDER’S OWN DECISION WHETHER TO TENDER.
In accordance with the terms of the Offer, the Fund will, as soon as reasonably practicable after the Expiration Date, accept for payment and pay for Preferred Shares validly tendered (and not properly withdrawn) in the Fund’s portfolio securities on or before the Expiration Date. For purposes of the Offer, the Fund will be deemed to have accepted for payment Preferred Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary (as defined in the Offer to Repurchase) of its acceptance for payment of such Preferred Shares pursuant to the Offer. The Fund will deposit the aggregate purchase price with the Depositary, which will make payment to Preferred Stockholders in accordance with the Offer. The sale of Preferred Shares pursuant to the Offer will be a taxable transaction for Preferred Stockholders for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws.
Preferred Stockholders may tender Preferred Shares registered in their names only by completing and signing a Letter of Transmittal, together with any required signature guarantees, and submitting it and any other documents required by the Letter of Transmittal in proper form to the Depositary at the appropriate address set forth in the Offer by the Expiration Date. Preferred Stockholders whose Preferred Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in street name), should contact such firm if they desire to tender their Preferred Shares. Preferred Shares tendered pursuant to the Offer may be withdrawn by written, telegraphic or facsimile notice received by the Depositary at the appropriate address at any time prior to the Expiration Date. The notice is to specify the name of the stockholder who tendered the Preferred Shares, the number of Preferred Shares being withdrawn, the names in which the Preferred Shares to be withdrawn are registered, the serial number of any certificates pertaining to the Preferred Shares and the name and account number of the Book-Entry Facility to be credited with the withdrawn Preferred Shares that were previously tendered to such Book-Entry Facility.
The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
THE OFFER TO REPURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY

BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO REPURCHASE AND THE RELATED LETTER OF TRANSMITTAL ARE EXPECTED TO BE MAILED TO PREFERRED STOCKHOLDERS ON OR ABOUT JULY 15, 2009.